OPTION AGREEMENT

THIS OPTION AGREEMENT (“Option”) is made this 29th day of October, 2014 (the “Effective Date”) by and among MOJAVE GOLD MINING CORPORATION, a Wyoming corporation (“Mojave”) and ROCKY MOUNTAIN MINERALS CORPORATION, a Nevada corporation (“Rocky Mountain”) and a wholly-owned subsidiary of Bullfrog Gold Corp., a Delaware corporation).

RECITALS

A.	Mojave warrants that it solely holds and possesses the purchase rights to 100% of the 12 patented mining claims located in Nye County, Nevada as more particularly described on the records of Nye County as follows (hereafter the “Property”):

CLAIM LEGAL DESCRIPTION

Polaris Fraction T12S R46 E S10 P# 46273 BK 21D PG 492 S#2426

Mineral Survey No. 2426, Patent No. 41378

Inaugural Fraction T12S R46 E S10 P# 46273 BK 21D PG 492 S#2426

Mineral Survey No. 2426, Patent No. 41378

Three Peaches T12S R46 E S10 P# 46273 BK 21D PG 492 S#2426

Mineral Survey No. 2426, Patent No. 41378

Little Fraction T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Indian Johnnie T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Shoshone T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

DelMonte Fraction T12S R46 E S10 P#46274 S#2385 BK 48D PG 176 S#2510A

Mineral Survey No. 2501A, Patent No. 46272

Shoshone Two T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Shoshone Three T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Oro Grande T12S R46E S2&3 P#46911 BK 20D PG 11 S#2470

Mineral Survey No. 2470, Patent No. 46911

Shoshone Extension T12S R46E S2&3 P#46911 BK 20D PG 11 S#2&3&10

Mineral Survey No. 2470, Patent No. 46911

Greenhorn T12S R46E S2&3 P#46911 BK 20D PG 11 S#2&3&10&11

Mineral Survey No. 2470, Patent No. 46911

B.	Mojave warrants that it owns the sole, exclusive and immediate working right to enter on and conduct mining operations on the property as Mojave in its sole and absolute discretion, including without limitation, the right to conduct geological investigations and surveys, drill on the properties, mine by any method, remove, produce, process, mill, prepare for market, store, sell dispose of all ores, minerals and metals , which are or may be found thereon or therein by any means or as Mojave deems necessary.

C.	Mojave warrants that it has the sole and exclusive right to make an assignment of its rights in any manner not inconsistent with those rights and hereby warrants that its rights are not inconsistent with this Agreement.

D.	Mojave’s rights are derived from an Option to Purchase Agreement dated October 1, 2014, by and between W. David Weston and Ronald George the owners of the said property and Mojave. The parties acknowledge that W. David Weston is the President and principal shareholder of Mojave.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mojave and Rocky Mountain agree as follows:

1. DEFINITIONS

1.1 Definitions. The following terms, wherever used in this Agreement, shall have the meanings set forth below:

(a) “Closing” means the date to be mutually agreed upon between the parties.

(b) “Data” means all information and knowledge, in whatever form, paper, electronic or otherwise, relating to the Property and Area of Interest, including but not limited to, geologic reports, drill core, assay results, geophysical reports, geochemical reports, technical data, analysis, and compilations, feasibility reports, environmental reports, etc.

(c) “Minerals” shall mean any products of value derived from the Property;

(d) “Mining Operations” means every kind of work done on or in respect of the Property or the product derived from the Property during the Term by, on the behalf of or under the direction of Rocky Mountain including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, bulk sampling and processing such samples, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, including stone, crushed rock or aggregate, ores and metals, surveying and bringing any mining claims to lease or patent, the construction and maintenance of necessary access roads, drill site preparation, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers including the costs of creating and maintaining a camp on or near the Property; in paying assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, license renewal fees, taxes and other governmental charges required to keep the Property in good standing in accordance with the laws of the County of Nye, State of Nevada, United States, including the costs of claim renewal fees and permits; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating, rehabilitation, reclamation and environmental protection, including the cost of resolving any environmental problems associated with the work on the Property including from creating drill sites or access roads that may affect any grounds or waters surrounding the Property as may be required by any governmental agency or otherwise, and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(e) “Net Smelter Return” means the proceeds received by Rocky Mountain from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the Property;

(f) “Option” means the right granted by Mojave to Rocky Mountain to acquire up to a 100% undivided right, title and interest in and to the Property as provided in Section 4 hereof;

(g) “Royalty” means the net smelter return royalty schedule described in Exhibit “A” attached hereto;

(h) “Term” means the period during the term of this Agreement from the Effective Date to and including the date of exercise of the Option;

1.2 Headings. The headings of this Agreement and the exhibits are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Agreement.

1.3 Number and Gender. Words importing the singular number shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice versa.

1.4 Governing Law. This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the State of Utah and the federal laws of the United States applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of the State of Utah shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns to the jurisdiction of the courts of the State of Utah.

1.5 Currency. All references to currency in this Agreement are references to the lawful currency of the United States unless otherwise specifically stated.

2. REPRESENTATIONS AND WARRANTIES

2.1 Mojave Representations and Warranties. Mojave represents and warrants to Rocky Mountain that:

(a) Mojave has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Wyoming;

(b) Mojave, at the time of transfer to Rocky Mountain of an ownership interest in the patented mining claims comprising the Property, will have the sole and exclusive right to transfer the patented mining claims comprising the Property free and clear of all liens, other than the obligations pursuant to the Option to Purchase between Mojave, W. David Weston and Ronald George, dated October 1, 2014.

( c) the patented mining claims comprised in the Property have been duly and validly located and recorded, and are in good standing in the office of the mining recorder or such other applicable regulatory agency having jurisdiction over the Property;

(d) there are no known adverse claims or challenges against or to the ownership of or title to any of the patented mining claims comprising the Property, nor to the knowledge of Mojave is there any basis therefore;

(e) Mojave has duly obtained all authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under any indenture, agreement or other instrument whatsoever to which Mojave is a party or by which it is bound or to which it may be subject, nor does it conflict with any applicable law by which Mojave is bound; and

(f) No proceedings are pending for, and Mojave is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up, or the placing of Mojave in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

(g) Mojave has no other surface or mineral interests and agrees to not acquire any such interests within 2 miles of the outer boundary of the Property.

2.2 Waiver and Survival. The representations and warranties contained in Section 2.1 are provided for the exclusive benefit of Rocky Mountain, have been relied upon by Rocky Mountain in entering into this Agreement and a breach of any one or more thereof may be waived by Rocky Mountain in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.1 will survive Closing hereunder.

2.3 Rocky Mountain’s Representations, Warranties and Covenants. Rocky Mountain represents and warrants to Mojave that:

(a) Rocky Mountain has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada;

(b) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constituting documents of Rocky Mountain or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which Rocky Mountain is a party or by which it is bound or to which it may be subject, nor does it conflict with any applicable law by which Rocky Mountain is bound; and

( c) no proceedings are pending for, and Rocky Mountain is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of Rocky Mountain or the placing of Rocky Mountain in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.4 Waiver and Survival. The representations and warranties contained in Section 2.3 are provided for the exclusive benefit of Mojave, have been relied upon by Mojave in entering into this Agreement and a breach of any one or more thereof may be waived by Mojave in whole or in part at any time without prejudice to it rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.3 will survive Closing hereunder.

3. ACQUISITION AND EXERCISE OF THE OPTION

3.1 Grant of Option. Mojave hereby grants to Rocky Mountain the sole and immediate working right and option with respect to the Property, for the period from the Effective Date of this Agreement until the 10th anniversary of the Effective Date, to earn a One Hundred Percent (100%) interest in and to the Property (the “Option”) free and clear of all charges encumbrances and claims, save and except for the Royalty.

3.2 Exercise of the Option. In order to maintain in force the working right and Option granted to it, and to exercise the Option, Rocky Mountain must:

A. Convey to Mojave 750,000 common shares of capital stock and the sum of six thousand dollars ($6,000).

B.	In addition pay to Mojave an additional sum of US $ 200,000 in the amounts on or before the dates as set forth below:

Payment Date:	Payment Amount:
Effective Date	$10,000.00

1st Anniversary of Effective Date	$10,000.00
2nd Anniversary of Effective Date	$15,000.00
3rd Anniversary of Effective Date	$15,000.00
4th Anniversary of Effective Date	$20,000.00
5th Anniversary of Effective Date	$20,000.00
6th Anniversary of Effective Date	$25,000.00
7th Anniversary of Effective Date	$25,000.00
8th Anniversary of Effective Date	$30,000.00
9th Anniversary of Effective Date	$30,000.00

In the event commercial production is achieved prior to completion of the payment schedule as described above, the balance due shall become payable upon such event. For purposes herein, the date that commercial production is achieved shall be the first day of the first full month of production after no less than 90% sustained material throughput of processing plant nameplate capacity has been achieved for a period of not less than three continuous months.

Upon Rocky Mountain making all cash payments to Mojave as set forth above, Rocky Mountain shall have exercised the Option and shall have earned a one hundred percent (100%) interest in and to the Property free and clear of all charges encumbrances and claims, save and except for the Royalty. Upon exercise of the Option, Mojave shall deliver to Rocky Mountain, or such designee as Rocky Mountain may designate, within thirty (30) days an executed and recorded version of the Quitclaim Deed and Reservation of Royalty Interest in substantially the same form as set forth in Exhibit “A” (the “Recorded Quitclaim Deed”).

3.4 Royalty. Upon Mojave’s delivery of the Recorded Quitclaim to Rocky Mountain, Rocky Mountain shall pay to Mojave a Royalty as set forth in the Recorded Quitclaim Deed. Notwithstanding the forgoing, at Rocky Mountain’s sole and absolute discretion prior to the commencement of commercial production, Rocky Mountain shall have the right at any time to purchase or buy-down up to one half of any, each or all of the three Royalty components from Mojave by making payments of US$500,000 per 0.25% of base net smelter return royalties for Gold, Silver and/or Other Products to Mojave, which shall be exercised only in whole percentage points. In the event that Rocky Mountain exercises the right to purchase or buy-down the Royalty, Mojave shall deliver to Rocky Mountain any documents as Rocky Mountain may require, in its sole and absolute discretion, evidencing such reduction of Mojave’s Royalty interest. For clarification, the parties understand that any royalty payments made by Rocky Mountain to Mojave prior to the election to purchase the Royalty may not be credited toward the purchase or buy-down price.

	Base Net Smelter Return Royalty (%)	Average Market Price in Troy oz.	Maximum Buy-Down Net Smelter Return Royalty (%)
GOLD	1.0	less than $1,200.50
	1.5	$1,201 to $1,600.75
	2.0	$1,601 to $2,000	1.00
	2.5	$2,001 to $2,400	1.25
	3.0	$2,401 to $2,800	1.50
	3.5	$2,801to $3,200	1.75
	4.0	Greater than $3,200	2.0

SILVER	1.0	Less than $15.50
	1.5	$15.01 to $30.75
	2.0	$30.01 to $45	1.00
	2.5	$45.01 to $60	1.25
	3.0	$60.01 to $75	1.50
	3.5	$75.01 to $90	1.75
	4.0	Greater than $90	2.0

OTHER	2.0	As determined by product	1.00

3.5 Working Right. During the Term, Rocky Mountain shall have the sole and exclusive working right to enter on and conduct the Mining Operations on the Property as Rocky Mountain determines or chooses in its sole and absolute discretion. Rocky Mountain shall have quiet and exclusive possession from the date of this agreement and thereafter during the currency of the working right and option, with full power and authority to Rocky Mountain, its servants, agents, workers or contractors, to carry on Mining Operations in searching for minerals in such manner as Rocky Mountain in its discretion may determine, including the right to erect, bring and install on the Property all buildings, plant, machinery, equipment, tools, appliances or supplies as Rocky Mountain shall deem necessary and proper and the right to remove therefrom reasonable quantities of rocks, ores and minerals and to transport them for the purposes of sampling, metallurgical testing and assaying. All Mining Operations conducted by Rocky Mountain shall be in accordance with good exploration, development and mining practice, and in compliance with all applicable legislation.

3.6 Operator. During the Term, Rocky Mountain shall be the Operator of the work to be carried out on the Property and shall be free to contract out such parts of the work as it should choose in its sole and absolute discretion.

3.7 Maintaining the Property. During the Term, Rocky Mountain shall pay all of the applicable property taxes and fees necessary to keep the Property in good standing and file such assessment material as may be required under the laws of the County of Eureka, the State of Nevada and the United States. Notwithstanding the forgoing and in acknowledgment that the entitlement rights to the Property shall remain in the name of Mojave until such time as exercise of the Option, Mojave shall cooperate with and assist Rocky Mountain with the preparation of documentation required for the payment of such taxes and fees. In the event that Mojave fails to cooperate with and assist Rocky Mountain with the preparation of documentation required for the payment of such taxes and fees, Mojave hereby grants Rocky Mountain the full power of attorney to make all such payments and take all actions necessary or prudent, in Rocky Mountain’s sole and absolute discretion, to preserve the property, and any such reasonable costs incurred by Rocky Mountain shall be deducted from any cash payments due Mojave pursuant to Section 3.2(a) hereunder.

3.8 Option to Purchase Property Only. This Agreement is an option to purchase only. Rocky Mountain shall not earn any interest in the Property until it has completed all of the payments in Section 3.2 herein.

3.9 Transfer of Title on Exercise. Within thirty (30) days following the exercise of the Option, Mojave will prepare, execute and deliver to Rocky Mountain all transfer documents necessary to effect the transfer and registration of an undivided one hundred percent (100%) interest in and to the Property into the name of Rocky Mountain.

4. OBLIGATIONS OF ROCKY MOUNTAIN DURING OPTION PERIOD

4.1 Mojave Access to Property. During the Term, and prior to the exercise of the Option by Rocky Mountain, Rocky Mountain will permit the directors, officers, employees and designated consultants of Mojave, at their own risk, access to the Property at all reasonable times, provided that Mojave agrees to indemnify Rocky Mountain against, and to save it harmless from, all costs, claims, liabilities and expenses that Rocky Mountain may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of Mojave while on the Property.

4.2 Annual Report of Results. During the Term, Rocky Mountain will deliver to Mojave within three (3) months after the anniversary of each calendar year a full report (including up-to-date maps if there are any) describing the results of work done in the last completed calendar year.

4.3 Workmanship, Reclamation. During the Term, Rocky Mountain will do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any applicable governmental authority including conducting all reclamation required by the applicable regulatory authorities with respect to the work conducted by Rocky Mountain on the Property.

4.4 Indemnity. Rocky Mountain shall indemnify and save Mojave harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to Mining Operations conducted; provided, that Mojave shall not be indemnified for any loss, liability, claim, demand, damage, expense, injury or death resulting from the negligence or willful misconduct of Mojave, or its employees, agents or contractors. Rocky Mountain shall cause to be paid all workers and wage earners employed by it or its contractors on the Property and all materials purchased in connection with it.

4.5 Reports on Assays. During the Term, Rocky Mountain will deliver to Mojave forthwith after receipt by Rocky Mountain any and all assay results for samples taken from the Property, together with reports showing the location from which the samples were taken and the type of samples.

4.7 Property Taxes. Rocky Mountain shall, with the assistance of and in consultation with Mojave, file the necessary documentation for paying the Nye county taxes upon coming due.

4.8 Project Work Commitments. Rocky Mountain shall expend no less than $100,000 per year and a total sum of $500,000 as a minimum work commitment for the benefit of the Property, which shall also include work performed within one-half mile of the Property boundary, prior to the 5th anniversary of the Effective Date.

Any amount expended by Rocky Mountain in any given year in excess of the amounts as set forth above shall be credited toward the minimum work commitment expenditures for the following years. In the event that Rocky Mountain does not meet the minimum work commitment in any given year as set forth above, then Rocky Mountain shall make cash payments to Mojave equal to the difference between the minimum amount required and the amount actually expended multiplied by 50%, provided however, that such payment shall not be due for a given year in which Rocky Mountain terminates this Agreement.

5. COVENANTS OF ROCKY MOUNTAIN AND MOJAVE

5.1 Covenants of Rocky Mountain. Rocky Mountain covenants and agrees with Mojave that so long as Rocky Mountain is the Operator of the work carried out on the Property:

(a) It will maintain the Property in good standing and will pay all rentals, rates, duties, royalties, assessments, fees, taxes or other government charges levied with respect to the Property or Rocky Mountain’s operations thereon which shall fall due during the Term. Notwithstanding the forgoing, and in acknowledgment that all rights to entitlement of the Property shall remain in the name of Mojave until such time as exercise of the Option, Mojave shall cooperate with and assist Rocky Mountain with the preparation of documentation required for the payment of such rentals, rates, duties, royalties, assessments, fees, taxes or other government charges levied with respect to the Property or Rocky Mountain’s operation thereon which shall fall due during the Term. In the event that Mojave fails to cooperate with and assist Rocky Mountain with the preparation of documentation required for the payment of such rentals, rates, duties, royalties, assessments, fees, taxes or other government charges levied with respect to the Property or Rocky Mountain’s operation thereon which shall fall due during the Term, Mojave hereby grants Rocky Mountain the full power of attorney to make all such payments and take all actions necessary or prudent, in Rocky Mountain’s sole and absolute discretion, to preserve the property, and any such payments made as well any reasonable costs incurred by Rocky Mountain shall be deducted from any cash payments due Mojave pursuant to Section 3.2(B) herein;

(b) It will carry out its operations on the Property in a careful and miner-like manner and in accordance with applicable laws and regulations of the State of Nevada;

( c) It will properly pay all accounts of every nature and kind for wages, supplies, Workers’ Compensation Assessments, or the equivalent under Nevada law, income tax deductions, and all other accounts and indebtedness incurred by it so that no claim or lien arises thereon or upon the ore or minerals contained therein and it will indemnify Mojave and save them harmless from any and all loss, costs, actions, suits, damages or claims which may be made against Mojave in respect of the operations on the Property, provided however, that Rocky Mountain shall have the right to contest the validity of any such lien or claim of lien;

(d) Upon termination of this Agreement, it will leave the Property in a safe condition in accordance with the applicable regulatory requirements;

(e) It will at all times maintain and keep true and correct records of all production and the disposition thereof and of all costs and expenditures incurred as well as all other data necessary or proper for the settlement of accounts between the parties hereto in connection with their rights and obligations under this Agreement;

(f) It will obtain all necessary environmental permits prior to commencing operations on the Property and it will be responsible for any environmental assessments made by the governmental bodies as a result of operations on the Property; and

(g) It will indemnify and save harmless Mojave from any and all liability arising in relation to the Property including, but not limited to, any liability from environmental damage during the Term, unless such liability was caused by the fault of Mojave, or either of them, or their directors, officers, employees, agents or consultants.

5.2 Covenants of Mojave. Mojave covenants and agrees with Rocky Mountain that during the Term, should Mojave receive any notice, assessment, permit or any other documentation from the applicable regulatory authorities relating to the Property or the Operations of Rocky Mountain thereon, Mojave will promptly forward a true copy of the same to Rocky Mountain.

6. TERMINATION OF OPTION

6.1 Notice of Termination. This Option shall terminate upon Rocky Mountain giving thirty (30) days written notice to Mojave of termination and deliver at no cost to Mojave within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of Rocky Mountain with respect to the Property and not theretofore furnished to Mojave.

6.2 Equipment. In the event that Rocky Mountain abandons the working right and Option granted to it under Section 3 or terminates the Option pursuant to Section 6.1, all buildings,

plant, equipment, machinery, tools, appliances and supplies which Rocky Mountain may have brought on the Property, either before or during the period of the working right and Options, may be removed by Rocky Mountain at any time not later than six months after the abandonment of the working right and Options. Any buildings, plant, equipment, machinery, tools, appliances and supplies left on the Property during the six-month period shall be at Rocky Mountain’s sole risk and, if not removed during the six-month period, shall become the property of Mojave thereafter.

6.3 Information. If Rocky Mountain abandons the working right and Option granted to it under Section 3, Rocky Mountain shall, on request, provide Mojave, at no cost to Mojave, with a copy of all non-interpretative reports, maps, plans, drill logs and surveys of all work pertaining to the Property provided that Rocky Mountain does not warrant the accuracy of those reports, maps, plans, drill logs and surveys and shall not be liable for any inaccuracies contained in them.

7. CONFIDENTIAL INFORMATION

7.1 Treatment of Information. No information furnished by Rocky Mountain to Mojave hereunder in respect of the activities carried out on the Property by Rocky Mountain, or related to the sale of product derived from the Property, will be published by Mojave without the written consent of Rocky Mountain, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

8. ARBITRATION

8.1 Matters for Referral to Arbitration. All questions or matters in dispute with respect to the accounting of moneys expended by Rocky Mountain as provided herein, or with respect to the calculation of or amounts taken into account in the determination of Net Smelter Returns or other products sales and any share of the proceeds of the sale of Minerals or other products from the Property will be submitted to arbitration pursuant to the terms hereof.

8.2 Notice of Referral to Arbitration. It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration gives not less than 30 days’ prior written notice of its intention so to do to the other party together with particulars of the matter in dispute.

8.3 Expiry of Notice. On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 8.4.

8.4 Appointment of Arbitrators. The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 15 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 15 days after the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

8.5 Failure to Act. If the other party will fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, then the first arbitrator shall act as the Chairman and will preside over the arbitration proceeding. If two arbitrators are appointed by the parties and they are unable to agree on the appointment of the chairman, the chairman will be appointed by a judge of the Third Judicial Court of the State of Utah, upon filing a petition with the Court for this purpose.

8.6 Arbitration Procedures. Except as specifically otherwise provided in this Section 8, the arbitration procedures herein provided for will be conducted in accordance with the laws of the State of Utah.

8.7 Fixing Time and Place. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Salt Lake City, Utah for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under the laws of the State of Utah or this Section 8.

8.8 Award in Writing. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce it to writing, and deliver one copy thereof to each of the parties.

8.9 Expenses. The prevailing party in the arbitration award shall be entitled to recover from the other party all legal fees, costs and expenses reasonably relate to such award.

8.10 Binding Award. The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

9. DEFAULT AND TERMINATION

9.1 Notice of Default. Notwithstanding Section 4, if at any time during the Option Period Rocky Mountain fails to perform any obligation required to be performed hereunder or is in breach of a warranty or covenant given herein, which failure or breach materially interferes with the implementation of this Agreement, Mojave may terminate this Agreement but only if:

(a) it first gives to Rocky Mountain a notice of default containing particulars of the obligation which Rocky Mountain has not performed, or the warranty or covenant breached, and

(b) Rocky Mountain does not, within 30 days after delivery of such notice of default, cure such default or commence proceedings to cure such default by appropriate payment or performance (Rocky Mountain hereby agreeing that should Rocky Mountain so begin to cure any default Rocky Mountain will prosecute such curing to completion without undue delay).

9.2 Termination. Should Rocky Mountain fail to comply with the provisions of Section 9.1(b) Mojave may thereafter terminate this Agreement, and the provisions of Section 6 will then be applicable.

10. GENERAL

10.1 Encumbrances. During the Term, Mojave and Rocky Mountain shall not pledge, mortgage, charge or otherwise encumber their beneficial interest in the Property or their rights under this Agreement. However, Mojave agrees not to unreasonably withhold approval of requirements required by Rocky Mountain to secure project financing so long as the said project financing does not encumber the property.

10.2 Further Assurances. The parties shall, without further consideration, from time to time execute and deliver, or cause to be executed and delivered, further instruments and assurances as may be reasonably required for registering or recording changes in ownership interests in the Property in accordance with the regulatory requirements of the United States, the State of Nevada, or otherwise as required to carry out the true intent and purpose of this Agreement.

10.3 Limitation of Obligations of Rocky Mountain. It is understood and agreed that:

(a) nothing contained in this Agreement, nor any payment made, Mining Operations conducted or incurred by Rocky Mountain on or in connection with the Property or part of it, nor the doing of any act or thing by Rocky Mountain under the terms of this Agreement shall obligate Rocky Mountain to do anything else under this Agreement other than to make payments, perform the work commitments and maintain the Property to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement;

(b) subject to the terms of this Agreement, Rocky Mountain may at any time abandon the working right and Option granted to it under Section 3.1 and may at any time after exercising the Option granted herein abandon the working right granted to it under Section 3.5; and

( c) in the event that Rocky Mountain abandons the Option granted to it under Section 3.1, or the working right Section 3.5, the liabilities and obligations of Rocky Mountain shall cease with respect to the Property except that Rocky Mountain shall remain liable for any and all liabilities or obligations arising directly or indirectly from the actions of Rocky Mountain prior to the abandonment and in particular in conducting work or having conducted work on the Property and the provisions of Section 6 herein.

10.4 Time. Time shall be of the essence of this Agreement and of every part of it and no extension or variation of this Agreement shall operate as a waiver of this provision.

10.5 Entire Agreement. With respect to the subject-matter of this Agreement, this Agreement:

(a) sets forth the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties;

(b) supersedes all prior understandings and communications between the parties or any of them, oral or written; and

( c) constitutes the entire agreement between the parties.

Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this Agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each of the parties.

10.6 Notices. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid registered mail to the parties, at following respective addresses:

Mojave: MOJAVE GOLD MINING CORP.

218 W. Paxton Ave

Salt Lake City Utah, 84101

Attention: W. David Weston

Email: dweston63@gmail.com

Rocky Mountain: ROCKY MOUNTAIN MINERALS CORP.

897 Quail Run Drive

Grand Junction, CO 81505

Attention: David Beling

Email: dave@bullfroggold.com

If any payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered, it shall be conclusively deemed to have been received at the time of delivery. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned shall not be an effective means of sending it but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this Section 10.6.

The Parties also agree that email properly transmitted and acknowledged shall serve as an acceptable and legal means of communication between the Parties.

10.7 Counterparts. This Agreement may be executed in as many counterparts as may be necessary and may be delivered originally or by facsimile and each such counterpart so executed, whether delivered originally or by facsimile, are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

10.8 Benefit of Successors. This Agreement shall inure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, this Option to Purchase and Royalty Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

Mojave:

MOJAVE GOLD MINING CORP.,

A Wyoming corporation

By:___/s/ W. David Weston____

Name: W. David Weston

Title: President

Rocky Mountain:

ROCKY MOUNTAIN MINERALS CORP.,

a Nevada corporation

By:____/s/ David Beling________

Name: David Beling

Title: President & CEO

EXHIBIT “A”

(Form of Quitclaim Deed and Reservation of Royalty Interest)

After recording, return to:

Rocky Mountain Minerals Corp.

897 Quail Run Drive

Grand Junction, Colorado 81505

QUITCLAIM DEED

AND RESERVATION OF ROYALTY INTEREST

FOR AND IN CONSIDERATION of royalties reserved hereunder and the promises made under the terms of that certain Option Agreement and Royalty Agreement made and entered into as of the ____ day of__________, 2014, with Mojave Gold Mining Corp. A Wyoming Corporation whose address is 218 W. Paxton Ave., Salt Lake City, Utah (“Grantor”), does hereby quitclaim unto [ROCKY MOUNTAIN MINERALS CORP., a Nevada corporation, or such designee as Rocky Mountain Minerals Corp. may designate, whose address is_______________________________ (“Grantee”), all of the right, title and interest in and to the following patented mining claims located in Nye County, Nevada (the “Property”).

CLAIM LEGAL DESCRIPTION

Polaris Fraction T12S R46 E S10 P# 46273 BK 21D PG 492 S#2426

Mineral Survey No. 2426, Patent No. 41378

Inaugural Fraction T12S R46 E S10 P# 46273 BK 21D PG 492 S#2426

Mineral Survey No. 2426, Patent No. 41378

Three Peaches T12S R46 E S10 P# 46273 BK 21D PG 492 S#2426

Mineral Survey No. 2426, Patent No. 41378

Little Fraction T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Indian Johnnie T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Shoshone T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

DelMonte Fraction T12S R46 E S10 P#46274 S#2385 BK 48D PG 176 S#2510A

Mineral Survey No. 2501A, Patent No. 46272

Shoshone Two T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Shoshone Three T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Oro Grande T12S R46E S2&3 P#46911 BK 20D PG 11 S#2470

Mineral Survey No. 2470, Patent No. 46911

Shoshone Extension T12S R46E S2&3 P#46911 BK 20D PG 11 S#2&3&10

Mineral Survey No. 2470, Patent No. 46911

Greenhorn T12S R46E S2&3 P#46911 BK 20D PG 11 S#2&3&10&11

Mineral Survey No. 2470, Patent No. 46911

EXCEPTING AND RESERVING UNTO GRANTOR, a royalty (the “Royalty”) equal to the percentages of net smelter returns of the proceeds, as described below, from the sale or other disposition of all minerals, received from any purchaser of any mineral derived from the ore mined from the Patents after deducting therefrom all charges and penalties (imposed by the purchaser) and the cost of transportation to any processing facility, insurance premiums, sampling and assaying charges incurred after concentrates have left the concentrator and all appropriate sales taxes. If minerals other than precious metals are mined and sold from the Patents, the Royalty specified herein shall likewise apply to such minerals and shall be calculated as set forth above based on payment received from a purchaser after the creation of a concentrate or otherwise marketable product. In no case shall the cost of mining, transportation or concentrating costs prior to the creation of the first marketable product be deducted from the selling price in the calculation of Royalty. If any portion of the precious metals or other minerals extracted and derived from the ore mined from the Patents are sold to a purchaser owned or controlled by the Grantee or treated by a facility owned or controlled by Grantee, the actual proceeds received shall be deemed to be an amount equal to what could be obtained from a purchaser or facility not so owned or controlled by the Grantee after deducting therefrom a charge equal to the transportation cost which would have been incurred had the material been transported to such third party.

Notwithstanding the forgoing, at Rocky Mountain’s sole and absolute discretion prior to the commencement of commercial production, Rocky Mountain shall have the right at any time to purchase or buy-down up to one half of any, each or all of the three Royalty components from Mojave by making payments of US $500,000.00 per 0.25% of base net smelter return royalties ~~f~~or

Gold, Silver and/or Other Products to Mojave, which shall be exercised only in whole percentage points. In the event that Rocky Mountain exercises the right to purchase or buy-down the Royalty, Mojave shall deliver to Rocky Mountain any documents as Rocky Mountain may require, in its sole and absolute discretion, evidencing such reduction of Mojave’s Royalty interest. For clarification, the parties understand that any royalty payments made by Rocky Mountain to Mojave prior to the election to purchase the Royalty may not be credited toward the purchase or buy-down price.

	Base Net Smelter Return Royalty (%)	Average Market Price in Troy oz.	Maximum Buy-Down Net Smelter Return Royalty (%)
GOLD	1.0	less than $1,200.50
	1.5	$1,201 to $1,600.75
	2.0	$1,601 to $2,000	1.00
	2.5	$2,001 to $2,400	1.25
	3.0	$2,401 to $2,800	1.50
	3.5	$2,801to $3,200	1.75
	4.0	Greater than $3,200	2.0

SILVER	1.0	Less than $15.50
	1.5	$15.01 to $30.75
	2.0	$30.01 to $45	1.00
	2.5	$45.01 to $60	1.25
	3.0	$60.01 to $75	1.50
	3.5	$75.01 to $90	1.75
	4.0	Greater than $90	2.0

OTHER	2.0	As determined by product	1.00

The Royalty reserved herein shall be subject to the following:

1. PAYMENT OF ROYALTY

a. Frequency of Payment of Royalty. Payment of Royalty hereunder shall be due and payable within thirty (30) business days after the sale proceeds are received during each calendar quarter from any purchaser of minerals or other materials mined from the Claims.

b. Method of Making Payments. All payments required hereunder may be mailed or delivered to any single depository as Grantor may instruct. The Grantee will have no responsibility as to the division of the Royalty payments among parties constituting the Grantor and if the Grantee makes a payment or payments on account of the Royalty in accordance with the provisions of this instrument, it will have no further responsibility for distribution of the Royalty. All charges of the agent, trustee or depository will be borne solely by the parties receiving payments of Royalty. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder. At Grantor’s option, royalties for gold and silver shall be made in cash or in kind, based on the average prevailing market prices during each quarter having production.

2. RECORDS AND REPORTS

a. Records, Inspection and Audit. Within ninety (90) days following the end of each calendar year, commencing with the year in which the claims are brought into commercial production (not inclusive of any bulk sampling programs), the Grantee shall deliver to Grantor a statement of the Royalty paid for said calendar year. The Grantor shall have the right within a period of three (3) months from receipt of such statements to inspect the Grantee’s books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense.

b. Objections. If Grantor does not request an inspection of Grantee’s books and records during the three-month period referred to in the preceding paragraph, all payments of Royalty for the annual period will be considered final and in full satisfaction of all obligations of the Grantee with respect thereto. If Grantor disputes any calculation of Royalty, Grantor shall deliver to the Grantee a written notice (the “Objection Notice”) describing and setting forth a specific objection within sixty (60) days after receipt by the Grantor of the final statement. If such audit determines that there has been a deficiency or an excess in the payment made to the Grantor, such deficiency or excess will be resolved by adjusting the next payment due hereunder. The Grantor will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist. The Grantee will pay the costs and expenses of such audit if a deficiency of five (5%) percent or more of the amount due is determined to exist. All books and records used and kept by the Grantee to calculate the Royalty due hereunder will be kept in accordance with generally accepted accounting principles.

3. INUREMENT

The Royalty reserved herein shall run with the land and be binding on all subsequent owners of the Patents, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

4. NOTICES

All notices required or permitted to be given hereunder shall be given in writing and shall be sent by the parties by registered or certified mail, telex, facsimile transmission or by express delivery service to the address set forth in the identification of the parties in the headings of this Quitclaim Deed and Reservation of Royalty Interest or to such other address as either party may later designate by like notice to the other. All notices required or permitted to be given hereunder shall be deemed to have been given upon the earliest of (1) actual receipt, (2) acknowledgment in any form of receipt of telex or facsimile transmission, (3) the business day next following deposit with an express delivery service, properly addressed, or (4) seventy-two (72) hours after deposit with the U.S. Mails, properly addressed with postage prepaid.

5. ASSIGNMENTS BY GRANTOR

Grantor may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty reserved hereunder; provided, however, that Grantee shall be under no obligation to make its payments hereunder to such assignee, transferee, pledgee or other third party until Grantee’s receipt of Notice concerning the assignment or transfer.

6. INTERPRETATION

a. Governing Law; Venue. The provisions and interpretation of this Quitclaim Deed and Reservation of Royalty Interest shall be governed by the laws of the State of Nevada without regard to conflicts of laws principles. Any dispute concerning this Quitclaim Deed and Reservation of Royalty Interest shall be adjudicated in either the state or federal courts in and for the State of Utah.

b. Invalidity of Provisions. If any term or other provision of this Quitclaim Deed and Reservation of Royalty Interest is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Quitclaim Deed and Reservation of Royalty Interest shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Quitclaim Deed and Reservation of Royalty Interest so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the Grantor has executed and delivered this Quitclaim Deed and Reservation of Royalty Interest as of the ____ day of ____________, 20____.

GRANTOR:

Mojave Gold Mining Corporation,

a Wyoming corporation

By:

Name:

The undersigned Grantee hereby accepts this Quitclaim Deed and Reservation of Royalty Interest made therein.

GRANTEE:

ROCKY MOUNTAIN MINERALS CORP., a Nevada corporation, or such designee as Rocky Mountain Minerals Corp. may designate]

By:

Name:

Its:

STATE OF UTAH )

) ss.

County of Salt Lake )

The foregoing instrument was acknowledged before me this _____ day of __________, 20___ .

___________________________

Notary Public

STATE OF )

) ss.

County of )

The foregoing instrument was acknowledged before me this _____ day of __________, 20___ by _______________________, _________________ of __________________________ [Rocky Mountain Minerals Corp., or such designee as Rocky Mountain Minerals Corp. may designate], on behalf of the corporation.

___________________________

Notary Public